Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DREAM FINDERS HOMES, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Dream Finders Homes, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is Dream Finders Homes, Inc. and that the Corporation was originally incorporated pursuant to the General Corporation Law on September 11, 2020 under the name Dream Finders Homes, Inc. by filing of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”).

SECOND: That the Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of the corporation is Dream Finders Homes, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 355,000,000 shares, consisting of: (i) 350,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of which 289,000,000 shares are designated “Class A Common Stock” (“Class A Common Stock”) and of which 61,000,000 shares are designated “Class B Common Stock” (“Class B Common Stock”); and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.          COMMON STOCK

1.          General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock set forth herein.

2.          Voting. Except as otherwise required by the General Corporation Law, no holder of Common Stock, as such, shall be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation (including any certificate of designation)) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.          Dividends. Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or other distribution paid or distributed by the Corporation out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors, unless different treatment of the shares of the affected class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class.

4.          Liquidation, Dissolution or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Class A Common Stock and Class B Common Stock shall be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding Preferred Stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

5.          Change of Control Transactions. The holders of Class A Common Stock and Class B Common Stock shall be treated equally and identically with respect to shares of Class A Common Stock or Class B Common Stock owned by such holders, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the class treated differently, voting separately as a class, upon the occurrence of a Deemed Liquidation Event. With respect to this Article IV, Section A.5, consideration to be paid or received by a holder of Common Stock in connection with any such Deemed Liquidation Event under any employment, consulting, severance or other compensatory arrangement shall be disregarded for the purposes of determining whether the holders of Class A Common Stock and Class B Common Stock are treated equally and identically.

6.          Subdivisions and Combinations. If the outstanding shares of Class A Common Stock or Class B Common Stock, as applicable, are subdivided or combined in any manner, the outstanding shares of the other class shall be subdivided or combined in the same proportion and manner.

B.          CLASS A COMMON STOCK

1.          Voting. Except as otherwise provided by the General Corporation Law or the Certificate of Incorporation, each holder of Class A Common Stock, as such, is entitled to one vote per share of Class A Common Stock held by such holder on any matter that is submitted to a vote of the stockholders of the Corporation.

2.          Reclassification of Common Stock into Class A Common Stock. Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of common stock issued and outstanding or held in treasury of the Corporation immediately prior to the Effective Time (the “Prior Common Stock”) will be, and hereby is, automatically reclassified and changed (without any further act) into one share of Class A Common Stock, and each such reclassified share of Prior Common Stock shall be deemed a fully paid and non-assessable share of Class A Common Stock. From and after the Effective Time, each stock certificate representing shares of Prior Common Stock shall automatically, and without the necessity of presenting the same for exchange, represent that number of whole shares of Class A Common Stock into which such shares of Prior Common Stock represented by such certificate(s) shall have been reclassified. Notwithstanding the foregoing, upon surrender to the Corporation or its transfer agent of the certificate or certificates evidencing any Prior Common Stock duly endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or an affidavit of loss with respect thereto, the Corporation or its transfer agent shall issue and deliver to the holder so surrendering such certificates or to such holder’s designee, at an address designated by such holder, certificates for the number of whole shares of Class A Common Stock into which such holder’s Prior Common Stock has been reclassified pursuant to the provisions hereof. Notwithstanding the foregoing, upon surrender to the Corporation or its transfer agent of such certificate or certificates evidencing any Prior Common Stock, the Corporation may, in lieu of issuing new stock certificates as provided above, determine that the shares of Class A Common Stock represented by such surrendered certificate(s) shall be issued in uncertificated form in accordance with the General Corporation Law.

C.          CLASS B COMMON STOCK

1.          Voting. Except as otherwise provided by the General Corporation Law or the Certificate of Incorporation, each holder of Class B Common Stock, as such, is entitled to the number of votes equal to the product of (a) the number of whole shares of Class A Common Stock into which the shares of Class B Common Stock held by such holder are convertible as of the record date for determining stockholders of the Corporation entitled to vote on such matter, multiplied by (b) three. Except as required by the General Corporation Law, holders of Class B Common Stock shall vote together with the holders of Class A Common Stock as a single class on all matters, including the election of directors of the Corporation, submitted to a vote of stockholders of the Corporation.

2.          Optional Conversion. Holders of Class B Common Stock shall have conversion rights as follows (the “Conversion Rights”):

2.1.          Conversion Ratio. Each share of Class B Common Stock shall be convertible at any time at the option of the holder thereof, and without the payment of additional consideration by the holder thereof, into one share of Class A Common Stock.

2.2.          Mechanics of Conversion.

2.2.1.          Notice of Conversion. In order for a holder of Class B Common Stock to voluntarily convert shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Class B Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Class B Common Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate so elected to be converted in such notice shall be deemed to be outstanding of record as of the Conversion Time. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Class B Common Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class B Common Stock represented by the surrendered certificate that were not converted into Class A Common Stock and (ii) pay all declared but unpaid dividends on the shares of Class B Common Stock converted.

2.2.2.          Reservation of Shares. The Corporation shall, at all times while Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of Class B Common Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Stock. If, at any time, the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

2.2.3.          Effect of Conversion. All shares of Class B Common Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Class B Common Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

2.2.4.          Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Class B Common Stock pursuant to this Article IV, Section C.2.2.4. The Corporation may pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered.

2.3.          Notice of Record Date.

2.3.1.          In the event: (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of Class B Common Stock) for the purpose of entitling or enabling such holders to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; (b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of Class B Common Stock a notice specifying, as the case may be, (i) the record date for, and the amount and character of, such dividend, distribution or right or (ii) the effective date on which such reorganization, reclassification, Deemed Liquidation Event, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of Class B Common Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Deemed Liquidation Event, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to Class A Common Stock and Class B Common Stock. Such notice shall be sent at least ten days prior to the record date or effective date for the event specified in such notice.

2.3.2.          Definition.  Each of the following events shall be considered a “Deemed Liquidation Event”:

(a)          a merger or consolidation in which the Corporation or a subsidiary of the Corporation is a constituent party, and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (i) the surviving or resulting corporation or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Article IV, Section C.2.3.2(a), all shares of Common Stock issuable (x) upon the exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire Convertible Securities (as defined below) or Common Stock (collectively, “Options”) outstanding immediately prior to such merger or consolidation or (y) upon conversion of any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options (“Convertible Securities”) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(b)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c)          the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of the capital stock of the Corporation if, after such closing, the transferee person or group of affiliated persons would hold 50% or more of the outstanding voting power of the capital stock of the Corporation (or the surviving or acquiring entity).

3.          Mandatory Conversion.

3.1.          Trigger Events. In the event a holder of Class B Common Stock sells, assigns, gives, pledges, hypothecates, encumbers or otherwise transfers  any or all of his, her or its shares of Class B Common Stock (each, a “Transfer”) to any third party, then (a) all outstanding shares of Class B Common Stock subject to such Transfer shall automatically be converted into shares of Class A Common Stock and (b) such shares of Class B Common Stock may not be reissued by the Corporation; provided, however, that the following shall not be considered a “Transfer” and such shares of Class B Common Stock shall not automatically be converted into shares of Class A Common Stock as set forth in this Article IV, Section C.3.1: (i) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer; (ii) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee where the holder entering into the plan retains voting control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer; (iii) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Deemed Liquidation Event or other merger or consolidation, or taking any actions contemplated thereby; provided, however, that such Deemed Liquidation Event or other merger or consolidation and such agreement or understanding was approved by a majority of the Independent Directors then in office in advance of the entry into such agreement or understanding; (iv) the Transfer of Class B Common Stock to an existing holder of Class B Common Stock; or (v) the Transfer of Class B Common Stock for tax and estate planning purposes to any trust, partnership, corporation, foundation, charity or other entity, so long as a holder of Class B Common Stock controls such trust, partnership, corporation, foundation, charity or other entity; provided, however that, at such time that such holder of Class B Common Stock no longer controls such trust, partnership, corporation, foundation, charity or other entity, the shares of Class B Common Stock held by such entity shall be automatically converted into Class A Common Stock as set forth in this Article IV, Section C.3.1.

In the event that, and at such time that, the holders of Class B Common Stock cease to hold shares of Class B Common Stock representing, in the aggregate, at least ten percent or more of the total number of shares of Common Stock issued and outstanding (the “Ownership Trigger”), all outstanding shares of Class B Common Stock shall automatically be converted into shares of Class A Common Stock.  The date and time of such Transfer and Ownership Trigger is referred to herein as the “Mandatory Conversion Time”.

3.2.          Procedural Requirements. All holders of record of shares of Class B Common Stock that will automatically convert upon a Transfer or Ownership Trigger shall be sent written notice of the Mandatory Conversion Time pursuant to this Article IV, Section C.3. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Class B Common Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to Class B Common Stock converted pursuant to Article IV, Section C.3.1, including the rights, if any, to receive notice and vote (other than as a holder of Class A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder thereof to surrender any certificates at or prior to such time), except only the rights of the holder thereof, upon surrender of any certificate or certificates of such holder (or lost certificate affidavit and agreement) therefor, to receive the items provided for in this Article IV, Section C.3.2. As soon as practicable following the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Class B Common Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash with respect to any declared but unpaid dividends on the shares of Class B Common Stock converted pursuant to Article IV, Section C.3.1. Such converted Class B Common Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

4.          Acquired Shares. Any shares of Class B Common Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class B Common Stock.

5.          Waiver. Any of the rights, powers, preferences and other terms of Class B Common Stock set forth herein may be waived on behalf of all holders of Class B Common Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class B Common Stock then outstanding.

6.          Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Class B Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

D.          PREFERRED STOCK

1.          Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in the Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

2.          The Board of Directors is expressly authorized, without further action by the stockholders of the Corporation, to provide for the issuance of all or any shares of Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of designation shall be filed in accordance with the General Corporation Law. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may: (i) have such distinctive designation and consist of such number of shares; (ii) be subject to redemption at such time or times and at such price or prices; (iii) be entitled to the benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts; (iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (v) be entitled to such rights upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs, or upon any distribution of the assets of the Corporation in preference to, or in such relation to, any other class or classes or any other series of stock; (vi) be convertible into, or exchangeable for, shares of any other class or classes or any other series of stock at such price or prices or at such rates of exchange and with such adjustments, if any; (vii) be entitled to the benefit of such conditions, limitations or restrictions, if any, on the creation of indebtedness, the issuance of additional shares of such series or shares of any other series of Preferred Stock, the amendment of the Certification of Incorporation or the bylaws of the Corporation (the “Bylaws”), the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation of, any other class or classes or series of stock, or any other corporate action; or (viii) be entitled to such other preferences, powers (including voting power), qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with the General Corporation Law and the provisions of the Certificate of Incorporation; provided that the Board of Directors may not decrease the number of shares of any such series of Preferred Stock below the number of shares of such series then outstanding.

ARTICLE V

The Corporation shall have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the General Corporation Law:

A.          Subject to the rights of holders of Common Stock and any series of Preferred Stock and the General Corporation Law, the Certificate of Incorporation and the Bylaws, respectively, may be amended, altered, changed or repealed, and new provisions or bylaws made, as applicable, by the majority vote of the Board of Directors.

B.          Unless and except to the extent that the Bylaws so provide, elections of directors need not be by written ballot.

C.          The number of directors of the Corporation shall be determined by the Board of Directors; provided that the number of directors of the Corporation shall not be less than three directors. Any vacancies on the Board of Directors or newly created directorships resulting from an increase in the number of directors serving on the Board of Directors shall be filled by the majority vote of the directors of the Corporation then in office.

D.          Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. Unless otherwise provided in the Certificate of Incorporation, for so long as the Corporation qualifies as a “controlled company” under the rules of The Nasdaq Global Select Market (or its successor) (“NASDAQ”), any action permitted or required by the General Corporation Law, the Certificate of Incorporation or the Bylaws to be taken at a meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than a unanimous written consent shall be given by the Secretary of the Corporation to those stockholders of the Corporation who have not consented in writing. From and after the date that the Corporation fails to qualify as a “controlled company” under the rules of NASDAQ, the authority contemplated by this Article VI, Section D and Section 228 of the General Corporation Law, which permits stockholders of the Corporation to act by written consent, shall be revoked and expressly denied to the stockholders of the Corporation, without need for any further action on behalf of the Corporation, and, accordingly, the stockholders of the Corporation shall have no ability to take any action unless such action is taken at a duly called and held annual or special meeting of the stockholders of the Corporation.

E.          The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board of Directors.

ARTICLE VII

The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law for so long as Patrick Zalupski owns, directly or indirectly, at least ten percent of the outstanding shares of Common Stock. From and after the date that Patrick Zalupski ceases to own, directly or indirectly, at least ten percent of the outstanding shares of Common Stock, the Corporation shall be governed by, and subject to, Section 203 of the General Corporation Law.

ARTICLE VIII

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability for (i) any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the General Corporation Law or (iv) any transaction from which such director derived an improper personal benefit. If the General Corporation Law, or any other law of the State of Delaware, is amended after approval by the stockholders of the Corporation of this Article VIII to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law or such other law, as so amended.

Any repeal or modification of this Article VIII shall be prospective only and shall not adversely affect any right or protection of, or limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE IX

The following indemnification and advancement provisions shall apply to the persons enumerated below.

A.          Right to Indemnification of Directors and Officers. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof), other than a proceeding (or part thereof) brought under Article IX, Section B, initiated by such person or his or her heirs, executors and administrators only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article IX, Section A or otherwise.

B.          Claims by Directors and Officers. If a written claim received by the Corporation from or on behalf of an indemnified party under this Article IX is not paid in full by the Corporation within 30 days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or the stockholders of the Corporation) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel, or the stockholders of the Corporation) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C.          Indemnification of Employees and Agents. The Corporation may, by action of the Board of Directors, provide indemnification and advance expenses to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article IX.

D.          Non-Exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Incorporation or the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

E.          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense liability or loss under the General Corporation Law.

F.          Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any proceeding to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection hereunder for a person protected under this Article IX in respect of any act or omission occurring prior to the time of such repeal or modification.

G.          Definitions. For purposes of this Article IX, reference to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board of Directors, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE X

The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Robert M. Caine	c/o Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002

ARTICLE XI

A.          Exclusive Forum for Adjudication of Disputes. Subject to the following provisions of this Article XI, Section A, unless the Corporation consents in writing to the selection of an alternate forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed to the Corporation or its stockholders by any director, officer, other employees, agents or stockholders of the Corporation, (iii) any action asserting a claim against the Corporation arising under the General Corporation Law or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to the Certificate of Incorporation or the Bylaws) or (iv) any action asserting a claim against the Corporation that is governed by the internal affairs doctrine (each, a “Chancery Proceeding”), in the case of each of clauses (i) through (iv), shall be the Court of Chancery in the State of Delaware. The foregoing shall not apply to claims subject to exclusive jurisdiction in the federal courts of the United States (a “Federal Proceeding” and, together with Chancery Proceedings, each a “Covered Proceeding”), such as suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder. With respect to claims subject to the exclusive jurisdiction in the federal courts of the United States, unless the Corporation consents in writing to the selection of an alternate forum, the federal district courts of the United States will, to the fullest extent provided by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

B.          Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Article XI, Section A, the federal district courts of the United States (each, a “Foreign Action”), in the name of any person or entity (a “Claiming Party”), without the prior approval of the Corporation in the manner described in Article XI, Section A, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the applicable federal district court of the United States, in connection with any action brought in any such courts to enforce Article XI, Section A (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

C.          Litigation Costs. Except to the extent prohibited by the General Corporation Law, in the event that a Claiming Party shall initiate, assert, join, offer substantial assistance to or have a direct financial interest in any Foreign Action without the prior approval of the Corporation in the manner described in Article XI, Section A, each such Claiming Party shall be obligated jointly and severally to reimburse the Corporation and any director, officer or other employee or agent of the Corporation made a party to such proceeding for all fees, costs and expenses of every kind and description (including, but not limited to, all attorneys’ fees and other litigation expenses) that such parties may incur in connection with such Foreign Action.

D.          Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI and waived any argument relating to the inconvenience of the forums referenced in this Article XI in connection with any Covered Proceeding.

* * *

THIRD: The foregoing Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 242 of the General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 25th day of January, 2021.

By:	/s/ Patrick Zalupski
Name: Patrick Zalupski
Title: President and Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation